Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

SAP America, Inc. 401(k) Plan

We consent to the incorporation by reference in Registration Statement No. 333-41762 and 333-63496 on Form S-8 of our report dated June 18, 2024, with respect to the statements of net assets available for benefits of SAP America, Inc. 401(k) Plan as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 Annual Report on Form 11-K of the SAP America, Inc. 401(k) Plan.

/s/ Kreischer Miller

Horsham, Pennsylvania

June 18, 2024